Exhibit 107.1

Calculation of Filing Fees Table

Form S-3

(Form Type)

Workhorse Group Inc.*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share
	Equity	Preferred Stock, $0.001 par value per share
	Debt	Debt Securities
	Other	Guarantees of Debt Securities (1)
	Other	Warrants
	Other	Units
	Unallocated (Universal) Shelf		Rule 457(o)		(1)		(2)	$200,000,000	$0.0001102	$22,040	(3)
	Total Offering Amounts							$200,000,000		$22,040
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due									$22,040

1.	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Common Stock is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Common Stock or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.

2.	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities, or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $200,000,000.

3.	Calculated pursuant to Rule 457(o) under the Securities Act.

*	Additional registrants are listed under the caption “Table of Additional Registrants” in the registration statement to which this exhibit is attached.